Exhibit 5.3
January 14, 2021

Board of Directors
T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This firm acts as special local counsel to Sprint Communications Company of New Hampshire, Inc., a New Hampshire corporation (the “Opinion Guarantor”), a subsidiary of T-Mobile US, Inc., a Delaware corporation (the “Parent”), in connection with the Registration Statement on Form S-3 (File No. 333-249079) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) by the Parent, T-Mobile USA, Inc., a Delaware corporation (“T-Mobile”), and certain subsidiaries of T-Mobile (including the Opinion Guarantor), with respect to the issuance of (i) $1,000,000,000 aggregate principal amount of T-Mobile’s 2.250% Senior Notes due 2026 (the “2026 Notes”), $1,000,000,000 aggregate principal amount of T-Mobile’s 2.625% Senior Notes due 2029 (the “2029 Notes”) and $1,000,000,000 aggregate principal amount of T-Mobile’s 2.875% Senior Notes due 2031 (the “2031 Notes” and, together with the 2026 Notes and the 2029 Notes, the “Notes”) and (ii) the guarantees of the Notes on a senior unsecured basis by Parent and certain of the T-Mobile’s wholly-owned subsidiaries (collectively with Parent, the “Guarantors”), including the Opinion Guarantor (the guarantees of the Opinion Guarantor, the “Note Guarantees”). The Notes and the Guarantees are being offered pursuant to a prospectus supplement dated January 11, 2021 and the accompanying base prospectus dated September 28, 2020 (such documents, collectively, the “Prospectus”) that form part of the Registration Statement.  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In preparation of this opinion we have examined the following documents:

1.  the Articles of Incorporation of the Opinion Guarantor;

2.  the Bylaws of the Opinion Guarantor;

McLane Middleton, Professional Association
Manchester, Concord, Portsmouth, NH | Woburn, Boston, MA

McLane.com

January 14, 2021

3.  a certificate of the Opinion Guarantor’s existence from the New Hampshire Secretary of State dated January 8, 2021;

4.  the Omnibus Unanimous Written Consent of the Board of Directors, Sole Member, or Managing Member, Manager or General Partner or General Partners, as Applicable, In Lieu of Meeting, dated January 10, 2021; and

5.  such other documents and items as we deemed necessary for the purposes of this opinion.

We have assumed without independent verification that the information furnished by the Opinion Guarantor is accurate.  We have not conducted any independent outside review of agreements, contracts, indentures, instruments, orders, judgments, rules, regulations, writs, injunctions, or decrees by which the Opinion Guarantor or any of its property may be bound nor, except as noted above, have we made any outside independent investigation as to the existence of actions, suits, investigations, or proceedings, if any, pending or threatened against the Opinion Guarantor.  We have not reviewed the financial books or records of the Company (or any of its subsidiaries) and, unless expressly stated, do not express any opinion as to financial or tax matters or compliance with tax laws.

For purposes of this opinion letter, we have examined copies of such agreements, instruments, and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including electronic copies). We have also assumed the legal capacity of all natural persons and, with respect to all parties to agreements or instruments other than the Opinion Guarantor, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver, and perform such agreements or instruments, that such parties have duly authorized such agreements or instruments by all requisite action (corporate or otherwise), that such agreements or instruments have been executed, and delivered by such parties, and that such agreements or instruments are the valid, binding, and enforceable obligations of all parties thereto. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, including all statements in certificates of public officials and officers of the Opinion Guarantor that we reviewed, and we have not independently established the facts we relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

We are members of the Bar of the State of New Hampshire, and we express no opinion as to matters involving the laws of any jurisdiction other than the State of New Hampshire.  This opinion is limited to the effect of the laws (including administrative and judicial interpretations) of the State of New Hampshire as they existed on the date of this letter and to the facts bearing upon the opinions below as they existed on the date of this letter, and we expressly disclaim any obligation or undertaking to update or modify the opinions below as a consequence of any future changes in the laws or in the facts bearing upon those opinions.

January 14, 2021

Based on the foregoing, we are of the opinion that:

1.            The Opinion Guarantor is validly existing as a corporation under the laws of the State of New Hampshire.

2.            The Opinion Guarantor has the corporate power under the laws of the State of New Hampshire to issue the Note Guarantees.

3.            The Note Guarantees to which the Opinion Guarantor is a party have been duly authorized by the Opinion Guarantor.

This opinion letter has been prepared for use in connection with the filing by the Parent of a Current Report on Form 8-K relating to the offering, sale and issuance of the Notes and the Guarantees.  Please note that we are opining only as to matters set forth herein, and no opinion should be inferred as to any other matters.

We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are an “expert” within the meaning of the Securities Act.

McLANE MIDDLETON
PROFESSIONAL ASSOCIATION

By:	/s/ Patrick Closson
Patrick Closson, Vice President